                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of Registration
                      under Section 12(g) of the Securities Exchange Act
                        of 1934 or Suspension of Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                                               Commission File Number 000-11460
                                                                      ---------

                            Keystone Financial, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               One Keystone Plaza
                            Front and Market Streets
                         Harrisburg, Pennsylvania 17105
                                 (717) 233-1555
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Guarantee by Keystone Financial, Inc., of $130,000,000 Aggregate Principal
      Amount of Debt Securities Issued by Keystone Financial Mid-Atlantic
                 Funding Corp. under Registration Statement No.
                             333-25393/333-25393-01
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box (es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4 (a) (1) (i)   [ ]     Rule 12h-3 (b) (1) (ii)      [ ]
           Rule 12g-4 (a) (1) (ii)  [ ]     Rule 12h-3 (b) (2) (i)       [ ]
           Rule 12g-4 (a) (2) (i)   [ ]     Rule 12h-3 (b) (2) (ii)      [ ]
           Rule 12g-4 (a) (2) (ii)  [ ]     Rule 15d-6                   [ ]
           Rule 12h-3 (b) (1) (i)   [X]

        Approximate number of holders of record as of the certification or notice date: 34

--------------------------------------------------------------------------------

        Pursuant to the requirements of the Securities Exchange Act of 1934, Olympia Financial Corp., successor by merger to Keystone Financial, Inc., has caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.

DATE:  October 12, 2000                     By:  /s/ Howard L. Hyde
                                            ------------------------------------

                                            Counsel to Olympia Financial Corp.,
                                            successor by merger to
                                            Keystone Financial, Inc.